Exhibit 99.1

BGC and GFI Announce Agreement to Sell Trayport to Intercontinental Exchange for $650 Million

Transaction Expected to Close as Early as the First Quarter of 2016

NEW YORK, NY - November 16, 2015 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or the “Company”), a leading global brokerage company servicing the financial and real estate markets, and its majority-owned division, GFI Group Inc. (OTC: GFIG) (“GFI Group” or “GFI”), a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets, today announced that GFI has entered into an agreement to sell its Trayport business to Intercontinental Exchange, Inc. (NYSE: ICE) (“Intercontinental Exchange” or “ICE”) for $650 million.

Management Comments

Howard W. Lutnick, Chairman and Chief Executive Officer of BGC, said: “The agreement to sell Trayport for $650 million clearly demonstrates the value that this leading platform provides to the global energy and commodities markets. This is a business that has counted both BGC and GFI as customers for many years, and we expect to continue to use it for the foreseeable future.

“While in many ways we would have benefited from continuing to own Trayport, the proposed transaction is the most direct way for us to unlock value for our shareholders. Indeed, one of the main reasons that BGC pursued GFI was the expectation that the sale of Trayport would dramatically lower the price and risk involved with respect to purchasing the rest of GFI’s businesses. The proposed sale price represents $650 million of the $750 million1 that BGC will pay for all of GFI. This translates into BGC paying approximately $100 million for $640 million of GFI’s remaining revenues, or a multiple of just 0.16 times sales.2 Therefore, we expect the GFI transaction to produce enormous value for BGC’s investors.”

Shaun D. Lynn, President of BGC, added: “While Trayport provided less than 3 percent of BGC’s consolidated revenues in the third quarter of 2015, the consideration we will receive represents approximately 20 percent of BGC’s fully diluted market capitalization.3 As the overall integration of GFI continues,4 we remain on target to reduce our Financial Services expense run rate by at least $90 million

[1]	The net effective purchase price is approximate, and based on the total expected amount of cash and BGC stock that will have been paid to GFI shareholders for the equity value of GFI by the time the full merger of BGC and GFI has been completed.
[2]	This is based on GFI’s results, excluding Trayport and Kyte Clearing, for the twelve months ended September 30, 2015.
[3]	This is calculated by using BGC’s stock price of $8.59 as of the close on November 13, 2015 and the Company’s fully diluted share count of 378.8 million for distributable earnings as of September 30, 2015, which does not assume the conversion of BGC’s 4.5 percent Convertible Senior Notes into an additional 16.3 million shares.
[4]	A full merger of BGC and GFI is still expected to be completed by the end of January, 2016.

by the first quarter of 2017.5 This $90 million improvement in profitability will actually be more than Trayport’s total annual revenues of approximately $80 million,6 and more than double Trayport’s pre-tax earnings. Therefore, we expect to make the Company much more profitable going forward, even before we invest the proceeds from this sale.”

Mr. Lutnick concluded: “The sale of Trayport, like the sale of eSpeed in 2013 for over $1.2 billion, demonstrates our ability and willingness to unlock the value of our assets. Both of these transactions highlight the intrinsic value embedded in our fully electronic FENICS business,7 which is generating almost $250 million of annualized revenues and approximately $105 million of annualized pre-tax distributable earnings.8 The $650 million sales price for Trayport, along with the approximately $674 million9 in additional Nasdaq stock we anticipate receiving over time, as well as our $514 million of balance sheet liquidity,10 will give us significant resources with which to further increase shareholder value. We expect to use these funds to continue investing in both Newmark Grubb Knight Frank, our Real Estate Services company, and our Financial Services businesses, including FENICS. We will also have the capacity to repurchase shares and/or units of BGC under our $300 million stock repurchase program, pay quarterly dividends, repay or repurchase debt, profitably hire, and/or make accretive acquisitions, all while maintaining or improving our investment grade rating.”

Description of Business Being Sold and Those Remaining with the Company

Trayport is a leading provider of trading and aggregation software primarily in the global OTC energy and commodities markets. Trayport’s network includes thousands of traders and other users at banks, broker-dealers, utilities, natural resource companies, investment funds, trading firms, exchanges, commodity brokers, and inter-dealer brokers. Trayport’s leading-edge technology enables companies to operate and trade on markets in both bilateral and centrally cleared OTC energy and commodities products world-wide.

Trayport, which is domiciled in the UK, generated revenues of approximately £50 million, or $80 million, at historically relevant exchange rates, over the twelve months ended September 30, 2015. These revenues were predominantly generated via recurring software license and subscription fees. Trayport’s revenues increased by approximately 9 percent year-on-year in British pounds during the third quarter of 2015.

The Company will continue to offer voice, hybrid and fully electronic trading, market data, and software solutions across its suite of Financial Services products in Rates, Credit, Foreign Exchange, and Equities, including Energy & Commodities brokerage. The ICE transaction does

[5]	This $90 million figure excludes expenses related to GFI’s Trayport business, and excludes the impact of any acquisitions or net increase in headcount due to hires made or completed after the first quarter of 2015.
[6]	All financial figures for Trayport discussed in this document include intercompany revenues from GFI and BGC, and are based on the trailing twelve months ended September 30, 2015.
[7]	For the purposes of this document, all of the Company’s fully electronic businesses besides Trayport may be referred to as “FENICS” or “e-businesses.” These offerings include the Company’s Financial Services segment fully electronic brokerage products, as well as offerings in market data and software solutions across both BGC and GFI.
[8]	The FENICS annualized figures are based on the actual results for the six months ended September 30, 2015.
[9]	This is based on the closing price of Nasdaq, Inc. (NASDAQ: NDAQ or “Nasdaq”) as of November 13, 2015, multiplied by the approximately 992 thousand shares expected to be received by BGC over each of the next 12 years.
[10]	BGC defines liquidity as “cash and cash equivalents,” “marketable securities,” and “securities owned” held for liquidity purposes.

not involve GFI selling the FENICS FX suite of price discovery, pricing analysis, risk management and trading software tools. During the third quarter of 2015, the Company’s overall FENICS business generated $60.7 million in total revenues and $25.3 million in pre-tax distributable earnings, which represented year-on-year increases of 142.2 percent and 82.1 percent, respectively.

Proposed Transaction Details

Under the terms of the purchase agreement, Intercontinental Exchange will acquire the equity of the companies that comprise the Trayport business. The GFI sellers will receive $650 million in ICE common shares based on the closing stock price on November 13, 2015. The aggregate number of ICE common shares is approximately 2.5 million, and up to approximately 0.8 million additional ICE common shares based on a sliding scale from $193.85 to $258.47 in the event that ICE’s weighted average stock price over a specified period leading up to closing is less than $258.47. GFI will have the right to sell its ICE common shares pursuant to a registration rights agreement. ICE may elect to substitute cash for part or all of the stock consideration owed to the GFI sellers.

The transaction is subject to certain closing conditions, including receipt of required regulatory approvals. The transaction is expected to close as early as the first quarter of 2016, subject to receipt of such approvals. After the close of the transaction, BGC and GFI are expected to remain customers of Trayport.

The net tax the Company will pay with respect to the transaction is expected to be at a rate of 15 percent or less. The one-time gain will be reflected in BGC’s consolidated results under U.S. generally accepted accounting principles (or “GAAP”), but will be excluded from the Company’s results for distributable earnings.

Cantor Fitzgerald & Co. served as the Company’s financial advisor. BGC Partners’ legal advisor in connection with the transaction was Wachtell, Lipton, Rosen & Katz. ICE’s financial advisor was Goldman, Sachs & Co. and its legal advisor was Shearman & Sterling LLP.

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP,

distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•	Non-cash stock-based equity compensation charges for units granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, Inc., as well as post-merger non-cash, non-dilutive equity-based compensation related to limited partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion includes the one-time gain related to the Nasdaq transaction. Management believes that excluding these gains and charges best reflects the ongoing operating performance of BGC. However, because Nasdaq is expected to pay BGC in an equal amount of stock on a regular basis for 15 years as part of the transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make quarter-to-quarter comparisons more meaningful, one-quarter of the annual contingent earn-out amount will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share:”

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Going forward, the share count for distributable earnings will exclude shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions, such as those related to the GFI back-end merger.

Each quarter, the dividend to BGC’s common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, and to Cantor for its non-controlling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs may be granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

The term “distributable earnings” is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss.) The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from “pre-tax distributable earnings” and “post-tax distributable earnings” are difficult to forecast. Management will instead provide its outlook only as it relates to “revenues for distributable earnings,” “pre-tax distributable earnings,” and “post-tax distributable earnings.”

For more information on this topic, please see the tables in the most recent BGC financial results press release entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income (Loss) to Distributable Earnings,” which provide a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document. The reconciliations for prior periods do not include the results of GFI.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through its FENICS, BGC Trader, and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Real Estate Services are offered through the Company’s Newmark Grubb Knight Frank brand, which provides a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, FENICS, FENICS.COM, Newmark, Grubb & Ellis, and Grubb are trademarks, registered trademarks and/or service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Trayport is a trademark or registered trademark of Trayport Limited and/or its affiliates.

About GFI Group Inc.

GFI is majority-owned by, and operates as a division of, BGC Partners, Inc. GFI Group Inc. is a leading intermediary in the global OTC and Listed markets offering an array of sophisticated trading technologies and products to a broad range of financial market participants. More than 2,500 institutional clients benefit from GFI’s know-how and experience in operating electronic and hybrid markets for cash and derivative products across multiple asset classes, including fixed income, interest rates, foreign exchange, equities, energy and commodities. Founded in 1987 and headquartered in New York, GFI employs over 1,900 people globally, with additional offices in London, Paris, Brussels, Nyon, Dublin, Madrid, Sugar Land (TX), Hong Kong, Tel Aviv, Dubai, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Bogota, Buenos Aires, Lima and Mexico City.

About Intercontinental Exchange

Intercontinental Exchange (NYSE:ICE) operates the leading network of regulated exchanges and clearing houses. ICE’s futures exchanges and clearing houses serve global commodity and financial markets, providing risk management and capital efficiency. The New York Stock Exchange is the world leader in capital raising and equities trading. To learn more, please see www.intercontinentalexchange.com.

Discussion of Forward-Looking Statements about BGC Partners and GFI

Statements in this document regarding BGC’s and GFI’s businesses and the Trayport sale that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including with respect to the anticipated timing of closing and the risk that closing will not occur, the receipt of regulatory approvals and the satisfaction of other closing conditions, the expected impact to the Company and GFI of the Trayport sale and the value and disposition of shares of ICE common stock to be received in connection with the transaction. Except as required by law, BGC and GFI undertake no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s and GFI’s respective Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in their respective public filings, including their most recent Forms 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

BGC and GFI Media Contact:

Karen Laureano-Rikardsen +1 212-829-4975

BGC and GFI Investor Contacts:
Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987